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                      FAIR MARKET VALUATION OF DIOMED, INC.


                         [GRAPHIC OMITTED][DIOMED LOGO]


                             AS OF DECEMBER 31, 2001
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                                  Prepared by:

                           ATLAS CAPITAL SERVICES, LLC
                             225 Broadway, 9th Floor
                            New York, New York 10007
                     Tel: (212) 267-3500; Fax:(212) 267-3501
                               MEMBER OF NASD/SIPC

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                                TABLE OF CONTENTS


I.        INTRODUCTION ......................................................  1

II.       VALUATION APPROACH ................................................  3

III.      DESCRIPTION OF DIOMED, INC ........................................  4
          A. Business Overview ..............................................  4
          B. History ........................................................  5
          C. Patent Technology ..............................................  6
          D. Markets and Application for Diomed Technology ..................  7
                  1. Photodynamic Therapy ...................................  7
                      a. Axcan Pharmaceuticals .............................. 10
                      b. Pharmacyclics, Inc ................................. 11
                      c. Dusa Pharmaceuticals, Inc .......................... 12
                      d. QLT, Inc ........................................... 13
                  2. EVLT ................................................... 14
                  3. Disposables ............................................ 16
                  4. Other Surgical Applications ............................ 17
          E. Competition .................................................... 18
          F. Employees ...................................................... 19
          G. Management and Board of Directors .............................. 20
                  1. Senior Management Team ................................. 20
                  2. Board of Directors ..................................... 21

IV.       ECONOMIC CONDITIONS AT THE TIME OF VALUATION ...................... 23

V.        PROJECTED FINANCIAL PERFORMANCE OF DIOMED, INC .................... 27

VI.       DISCOUNTED CASH FLOW ANALYSIS ..................................... 28
          A. Projected Free Cash Flows ...................................... 28
          B. Discounted Cash Flow Analysis .................................. 28

VII.      MARKET ANALYSIS ................................................... 31

VIII.     CONCLUSION ........................................................ 32

TABLES

Table I:         Historical Income Statement ................................ 33
Table II:        Discounted Cash Flow Analysis .............................. 30
Table III:       Revenue Model .............................................. 34

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I.     INTRODUCTION

       Atlas Capital Services, LLC ("Atlas") has been engaged by Natexco, Inc., a publicly traded company ("Public Entity") and Pashleth Investment Ltd. to determine the fair market value of Diomed, Inc. ("Diomed" or "the Company"), of Andover, Massachusetts, as of December 31, 2001, in connection with the anticipated agreement and plan of merger ("Merger") with the Public Entity and simultaneous sale of 5 million shares of restricted common stock at a price per share of $2.00 for an aggregate gross proceeds of $10 million. Our evaluation of the Company has been conducted in conformity with the standards of business appraisal, as outlined by the Uniform Standards of Professional Appraisal Practice.

       In connection with this valuation, Atlas has been provided information regarding the Company, its financial position, prospects and related facts. Our analysis included discussions with management and other individuals, who, in our judgment, were most qualified to provide the information necessary to complete this evaluation. We have assumed that all information and financial data supplied by the Company's management and other sources was accurate and reflected the true growth prospects for the business. In certain situations, we have relied upon the accuracy and totality of the information supplied, without independent verification. In reaching our opinion as to the fair market value of the Company, we examined all available information deemed relevant, including:

              o The growth prospects for the industries Diomed has targeted, the relationships forged with market leaders and the competitive landscape in the clinical solutions industry;

              o Five year pro forma projected financial statements based on the underlying potential market size for the Company's products and the anticipated penetration rates for each product;

              o A discounted cash flow ("DCF") analysis of the five year projected net free cash flows generated by the enterprise;

              o  A  comparative   valuation  analysis  of  similar
              companies within the Company's industry;

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              o  Consideration  of the  growth  prospects  for the
              world economy and financial markets; and

              o  Other  studies  and   investigations   we  deemed
              appropriate, including the analysis of company and industry-specific research reports.

       While the information contained herein is believed to be accurate, Atlas expressly disclaims any and all liability for any inaccuracy, incompleteness or other deficiency in this information and any liability for representations or warranties stated herein. This is not a recommendation to buy and sell the securities of the Company and should not be used as a basis for investing in or engaging in a transaction with the Company.

       The  Company   operates   within   industries  in  the  early  stages  of
development, and as such, the success of future operations is subject to a number of risks. Principal among these risks are the continued successful development and marketing of the Company's products, proper regulatory approval from various agencies worldwide, competition from companies with substitute products and greater financial resources, the need to achieve profitable operations, and the need to obtain adequate funding for future operations.

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II.    VALUATION APPROACH

       Fair market value is defined as the price (cash or equivalent) that a buyer could reasonably be expected to pay and a seller could reasonably be expected to accept, if the business were for sale on the open market for a reasonable period of time, both buyer and seller being in possession of all pertinent facts, and neither being under any compulsion to act.

       The value of securities freely traded in a public market is influenced as much by external factors beyond the control of the company as it is by internal factors within the control of management. Such factors include, general economic conditions; conditions existing within a specific industry (e.g. degree of risk, stability or rate of growth); and public attitude and investor sentiment toward particular industries and companies. Determination of fair market value of a private corporation, however, cannot be determined as precisely as a public entity, thus creating a need for independent professional business valuation. The principles that have governed this analysis provide a basis for the determination of value where an active market for a company's securities is lacking. The two techniques used in this report are based on different concepts and assumptions. As a result, their application produces a range of possible values.

       Insofar as a business, in its early stages of growth, resembles an intangible asset, the most common method of valuation is through the Discounted Cash Flow ("DCF") methodology. This approach attempts to analyze the earning power of a company and the ability of the company to convert this earning power into cash flow. The premise behind the model is that the value of a business today is equal to the amount and timing of future cash flows discounted at the opportunity cost of capital. In this report, the Company's 5-year discounted free cash flows was computed out to a valuation horizon in 2006, and was combined with the capitalized terminal value of the business to determine the fair market value.

       This report also employs a market valuation methodology that compares the Company to certain competitors operating in the same industry. From this comparison, certain reasonable conclusions concerning the value of the Company viz. a viz. its competitors may be drawn. More specifically, we have analyzed the ratio of market value to earnings of similar companies and have applied a discounted ratio to calculate the implied equity value of the Company. This

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methodology  is useful  insofar as it can present a value for a private  company based on public comparables.

III.   DESCRIPTION OF DIOMED, INC.

A. BUSINESS OVERVIEW

       The Company is a provider of clinical medical solutions and specializes in the development and distribution of equipment and disposables used in minimal and micro-invasive procedures. The Company is focused on developing clinical applications utilizing its proprietary and patented medical diode lasers and fiber optic technology. The Company has focused its attention primarily on (i) photodynamic therapy ("PDT") for use in cancerous and pre-cancerous treatments,
(ii) Endo Venous Laser Treatment ("EVLT") for the treatment of varicose veins caused by greater saphenous vein reflux and (iii) other surgical applications. The Company's development of patented medical diode lasers has made possible the simplification and minimization of medical procedures. The Company's systems are designed for use in a variety of medical settings, ranging from physicians' offices to acute care hospitals.

       Diomed has partnered with leading PDT pharmaceutical companies to provide them with their patented diode laser and fiber optic technology, which in conjunction with photosensitizing drugs, have been successful in treating certain types of cancerous and pre-cancerous conditions. In August 2000, Diomed became the first diode laser manufacturer to receive FDA approval for its laser's use in the PDT treatment of late stage lung and esophagus cancers using the drug Photophrin that was developed by Axcan Pharma, Inc.

       The Company has also developed a minimally invasive endo venous laser treatment for varicose veins caused by greater saphenous vein reflux. On September 9, 2001, Diomed became the first company to obtain the CE mark of approval for marketing EVLT in Europe and on January 22, 2002, became the first company to obtain Federal Drug Administration ("FDA") approval for the EVLT procedure.

       In the near term, the majority of the Company's revenue growth will be driven through the sales of lasers and disposables for EVLT as the benefits of the minimally-invasive procedure become apparent to the public and medical community, and importantly, as the reimbursement schedule is set by insurance companies. However, long-term growth will likely be fueled by the

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emerging  non-ophthalmic  PDT market for cancer,  pre-cancer and  cardiovascular treatment, a segment that the Company expects to account for the majority of revenues in five years. Management is positioning the Company as an enterprise supporting the PDT business, rather than as a laser manufacturer. The Company expects the partnerships established with the major PDT companies, as evidenced by the existence of Diomed lasers and fibers in various Pre-Market Approval ("PMA") clinical trials, to provide the foundation for the Company's emergence as a market leader in providing lasers, disposables and services to the industry.

B. HISTORY

       Diomed, Ltd. was incorporated in England and Wales in 1991, with the goal of revolutionizing the surgical laser industry through the introduction of semiconductor laser technology. In May of that year, the Company adopted revised Articles of Association, acquired intellectual property in the area of high power laser diodes from Instrumentarium Corporation Oy and Scientific Generics Limited and completed a first round of equity financing with institutional and other investors. Later that year, the Company designed and developed a prototype of its first product, the Diomed 25 surgical laser. The next few years were characterized by the commencement of full-scale production, the appointment and training of distributors throughout the world, continuous research and development, product acceptance in 15 countries including the U.S., and additional rounds of equity financing.

       In the Company's first few years of existence, sales growth was slower than anticipated due to intense competition, slow growth in the U.S., delays in regulatory approval and difficulties with some distributors. The Company introduced a 15-Watt and 60-Watt model, and soon began realizing production improvements as the cost of laser diodes followed the traditional semiconductor pattern of rapid reduction through volume increase.

       In 1995, the Company began development of a laser system designed for activating PDT agents used in the treatment of certain cancers. In addition, the Company signed an OEM distribution agreement with Olympus Capital Co. Ltd., ("Olympus") for the sale of laser products in Japan, the second largest medical equipment market at the time. In 1996, sales on an OEM basis to Dentek Lasersystems Ltd. ("Dentek") began with the shipment of units for dental markets in Germany and Austria.

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       In 1997, the Company broadened the business base embarking on engineering projects in PDT, cosmetic surgery and ophthalmology. The Company began working with three pharmaceutical companies focused on PDT drug development supporting their clinical trials and commercialization programs. In addition, management began focusing on cosmetic surgery, the fastest growing laser market. Leading authorities discovered that the properties of the diode laser wavelength were the optimum for the treatment of spider veins on the legs and face.

       Management believed that given the expected focus on the large U.S. market, with over 15,000 cosmetic surgeons and dermatologists, it would be preferable to form a new U.S. holding company. Diomed, Inc. acquired the Company and LaserLite, a business established to distribute the Company's laser products in the U.S. and worldwide. The formation of a holding company based in the U.S. would provide Diomed with the marketing and sales infrastructure necessary to support its growing range of surgical solutions. In addition, the new holding company would provide greater access to capital and enable the transition of the Company from a developmental company to a growth-oriented enterprise with a broad business base.

       Today, the management team of Diomed has positioned the Company as a clinical solutions provider. Diomed is currently concentrating on establishing partnerships and developing solutions that require proprietary laser technology and profitable disposables.

C. PATENT TECHNOLOGY

       The Company holds U.S. and international patents relating to aspects of its laser and optical fiber proprietary technology. The following are the patents relating to the Company's laser devices, which expire from 2011 to 2018.

       1. SOLID STATE LASER DIODE LIGHT SOURCE. A method and apparatus for coupling light into small diameter fibers thereby providing high brightness.
Granted: Australia, Brazil, Canada, UK, USA, Austria, Denmark, France, Germany, Italy, Switzerland; Pending: Japan;

       2. HIGH POWER LIGHT SOURCE. Using multiple small spot sizes of high brightness light sources (as in the prior patent) to be multiplexed onto a common fiber. Granted: Australia, Brazil, Canada, UK, Japan, USA, Austria, Belgium, Denmark, France, Germany, Greece, Italy, Luxembourg, Holland, Spain, Sweden, Switzerland;

       3. LASER DIODE DRIVE CIRCUIT. A low-noise switch-mode power supply for driving


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laser diodes with high linearity even at low drive currents. Granted: Australia,
USA, UK, France, Germany, Ireland, Italy, Switzerland; Pending: Canada, Japan;

       4. PELTIER COOLED APPARATUS AND METHODS FOR DERMATOLOGICAL TREATMENT. A means of cooling the treatment area of a patient's skin when illuminated with high power lasers; Granted: USA; Pending: Canada, Japan, Europe;

       5. MEDICAL SPACING GUIDE. A means of accurately positioning a delivery optical fiber a known distance from a treatment site whilst protecting the optics from debris. Granted: USA; and

       6. MEDICAL LASER DEVICE. A means of accurately locating optical fibres within the body for delivering energy to tissue; Filed: UK (Global filings will be made following the defined timescales).

D.  MARKETS AND APPLICATION FOR DIOMED TECHNOLOGY

       The Company is a provider of clinical medical solutions and specializes in the development and distribution of equipment and disposables used in minimal and micro-invasive procedures. The Company is focused on developing clinical applications utilizing its proprietary and patented medical diode lasers and fiber optic technology. The Company is a participant in the medical diode laser market and has developed portable, diode-based systems for use in surgical, dental and photodynamic therapy applications.

       Over 2000 Diomed lasers are operational in more than 35 countries worldwide. The Company has ISO 9001 certification under the European Medical Device Directive and FDA clearance for certain surgical applications. The
Company is targeting the $47 billion U.S. medical device market to fuel its growth with management specifically focusing on the following four markets: PDT; EVLT; Disposables; and other surgical applications.


       1. PHOTODYNAMIC THERAPY

       According to the American Cancer Society, approximately 1.3 million new cancer cases are expected to be diagnosed in 2002. Since 1990, approximately 16 million new cancer cases have been diagnosed. Additionally, the National Institutes of Health estimates that direct medical costs for cancer in 2001 was approximately $56.4 billion.

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       PDT is a  growing  treatment  for  various  cancerous  and  pre-cancerous conditions in the lung, esophagus, bladder, liver, brain, neck, uterus and skin.
PDT  has  a  number  of  benefits  over  conventional  cancer  treatments.   The
traditional cancer treatments, including surgery, radiation and chemotherapy result in some significant and unpleasant side effects, and have varying rates of success. PDT is economically attractive as compared to traditional surgery and radiotherapy. In addition, the commercial potential for PDT technology has
been   transformed   by  the   development  of  simple,   relatively   low-cost,
briefcase-sized, portable diode lasers that can be used in any operating theatre or outpatient unit. In the past, laser treatment was confined to a permanent dedicated facility and required high capital investment. PDT, in most cases, can be performed on an outpatient basis with the patient sedated or under local anesthesia. Moreover, it is a minimally invasive therapy that preserves normal tissue, which enables future treatments if required.

       Management expects that PDT will rapidly expand through both regulatory approvals and "off-label" usage and that the laser and fiber component will comprise approximately 20% of the total industry revenues. The following exhibit represents the projected growth in PDT drug revenue over the next four years:

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       PDT is based on the premise that certain  chemicals  can kill  one-celled organisms in the presence of light. Recent interest in photosensitizing agents stems from research indicating that some of these substances have a tendency to collect in cancer cells. PDT requires a specific wavelength of light to activate a photosensitizing drug compound through a fiber optic probe. The fiber directs the low energy, non-thermal laser light at the tissue enabling the drug to destroy the abnormal cells, while the nerves and fibrous tissue framework of the organ are completely unharmed during the process.

       Thus, PDT requires three-interacting elements to be effective: (i) a photosensitive drug that is absorbed by cancerous and abnormal cells, (ii) a light source (laser) of a specific wavelength that activates the drug, and (iii) a delivery system, including a thin optical fiber to guide the light source to the target area.

       The Company is a global supplier of the proprietary light source (laser) technology, and thin optical fiber to the PDT industry. The Company works in conjunction with PDT drug companies in their clinical development process in order to design a laser that optimizes the most effective wavelength in combination with their PDT drugs. In addition, the Company has established collaborative relationships with significant PDT drug developers, thus limiting the Company's risk should one of the PDT companies fail to receive regulatory approval or perform poorly in the marketplace.

       In addition, in the U.S., regulatory approval by the FDA, is given for each specific treatment. The FDA considers PDT a modality that requires a combination Pre Market Approval, where the PDT drug company, laser manufacturer and fiber manufacturer work together to obtain regulatory approval for the complete medical procedure. In forging relationships with four major PDT pharmaceutical companies, the Company has been able to engage in a number of transactions, including exclusive supply agreements, equity participation and joint development agreements. The Company has contracts in place to provide lasers, fibers and technical support across the spectrum of product development, from clinical studies to final commercialization. Currently, over 60 of the Company's lasers are being utilized in at least 20 different clinical trials. This is significant because once approval is granted, it would be uneconomical for a pharmaceutical company to begin clinical trials with a competing laser or


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fiber manufacturer.  In essence,  the structure of the PDT industry provides for natural entrance barriers.

       The Company was the first diode laser manufacturer to receive FDA approval for its laser's use in PDT cancer treatments. In August 2000, Axcan Pharma, Inc. and Diomed received regulatory approval for the Company's 630nm laser and Optiguide(R) fiber, and Axcan Pharma, Inc.'s Photofrin drug used in the cancer treatment for late stage lung and esophagus cancers. In November 2000, the Company entered into an exclusive five year supply contract with Axcan Pharma Inc. for lasers and OPTIGUIDE(R) fibers used in PDT treatments.

       The Company has multiple PDT regulatory approvals pending staging the Company for growth over the next few years. Diomed is focused on the cancerous and pre-cancerous applications of PDT and the Company is currently involved in clinical trials with the following companies:

       A. AXCAN PHARMACEUTICALS ("AXCAN")

       Axcan and the Company entered into a 5-year exclusive development and supply agreement, whereby, Diomed agreed to supply Axcan, end-users and Axcan's pharmaceutical partners with PDT diode lasers and optical delivery fibers in conjunction with the photosensitizing drug, Photofrin(R). Axcan acquired the rights to Photofrin(R) from QLT in May 2000. Photofrin(R) was the first light-activated drug approved in the U.S. for the palliative treatment of patients with completely obstructing esophageal cancer, or patients with partially obstructing esophageal cancer who, in the opinion of their physician, could not be satisfactorily treated with Nd: YAG laser therapy, the standard thermal laser therapy.

       Photofrin(R) is injected into the patient intravenously and selectively accumulates in abnormal cells. After a period of time, it is activated by non-thermal laser light at the site by means of an optical diffuser fiber used in conjunction with an endoscope. This produces a toxic form of oxygen that subsequently destroys the cancer cells.

       Barrett's esophagus is a condition resulting from long standing acid reflux, and is characterized by the conversion of the esophageal lining into stomach-type tissue. The lining has the potential to develop dysplasia, a pre-malignant change. As dysplasia progresses from low-grade to high-grade, the risk of esophageal cancer greatly increases. In fact, the likelihood of Barrett's patients developing esophageal cancer is 30 to 40 times that of the normal population.


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Most patients with severe dysplasia must undergo surgery for the removal of part of the esophagus to eliminate the Barrett's mucosa. This surgical procedure, called esophagectomy, has a relatively high mortality rate, and is very difficult on the patient, causing major lifestyle changes and the potential for continuing medical problems.

       In contrast, PDT offers a less invasive, more cost-effective method for the elimination of Barrett's tissue without lingering side effects. In a pivotal clinical trial, 94 percent of patients with complete esophageal blockage who received PDT with Photofrin(R), showed objective tumor response and 76 percent obtained some improvement in swallowing.

       According to some estimates, Barrett's esophagus affects 0.5 percent of the population, or 1.4 million people in the U.S. alone. High-grade dysplasia affects approximately 60 thousand people in the U.S. and Europe, with the rate of incidence growing at approximately 15 percent per annum. Based on the Company's projections, formal FDA approval for the condition in the fourth quarter of 2002 will increase the near-term application of PDT ten-fold. Axcan has been granted orphan drug status in the U.S., which should expedite review of the sNDA upon filing.

       PDT with Photofrin(R) has applications for endobronchial nonsmall cell lung cancer as well. Clinical trials comparing PDT with Nd:YAG therapy, showed significantly better tumor response rates after one month. The efficacy of PDT was also evaluated in the treatment of microinvasive endobronchial tumors in 62 inoperable patients. The complete tumor response rate, biopsy-proven at least 3 months after treatment, was 50 percent, the median time to tumor recurrence was more than 2.7 years, median survival was 2.9 years and disease-specific survival was 4.1 years.

       B. PHARMACYCLICS, INC. ("PHARMACYCLICS")

       Pharmacyclics is developing energy-potentiating texaphyrins to improve radiation therapy and chemotherapy for cancer, and to enable or improve the photodynamic therapy of certain cancers and atherosclerotic cardiovascular disease. Diomed's lasers are currently used by Pharmacyclics in combination with two photosensitizing drugs, Lutrin(R) and Antrin(R). The companies are in discussions over the potential use of Diomed's cardiac fibers for the Antrin(R) trials.

       Lutrin(R) and Antrin(R) are part of a broader category of small ring-shaped molecules, known as Texaphyrins. Texaphyrins have been shown to selectively penetrate tumor and certain


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other  diseased cells where they are active as reduction  oxidation  modulators.
Pharmacyclics developed Lutrin(R) for advanced recurrent refractory breast cancer. The drug selectively targets and accumulates in cancer cells and disrupts cellular metabolism by a unique mechanism of action. By interfering with the flow of energy in cancer cells, Lutrin(R) makes certain tumors potentially more responsive to the effects of photodynamic therapy.

       Patients with advanced breast cancer generally develop topical lesions that Lutrin(R) has been shown capable of reducing. Management anticipates that reduction in the size of lesions will reduce the pain and improve the patient's quality of life. Lutrin(R) is currently in a Phase IIb trial for the treatment of advanced refractory breast cancer while Phase I trials are underway for potential treatment of prostate and cervical cancer. The results of the Phase II trial with Lutrin(R) are expected to be reported early this year.

       Pharmacyclics developed Antrin(R) for the treatment of both peripheral arterial disease and coronary artery disease in both the leg and heart. Promising Phase I clinical trials indicate that in a relatively large number of patients, photodynamic therapy in the coronary arteries is both feasible and well tolerated. Future clinical trials will test whether this novel approach aimed at eliminating the underlying inflammatory cellular element of atherosclerotic (vulnerable) plaque is effective. Early data indicate that macrophage-rich vulnerable plaque may be an important clinical target and would thus clearly establish Pharmacyclics as one of the leaders in this emerging field of cardiovascular treatment.

       In addition, the Phase II clinical trials of Antrin(R) photoangioplasty for peripheral arterial disease are ongoing. The study is looking at the effects of Antrin(R) in the prevention of restenosis, the reblockage that occurs after treatment with balloon angioplasty. In addition, the trials are evaluating the direct treatment of the primary lesion from atherosclerosis.

       C.     DUSA PHARMACEUTICALS, INC. ("DUSA")

       Dusa is focused on the development and commercialization of novel therapeutics and diagnostics, based on photodynamic therapy. Dusa's lead drug, Levulan(R) (5-aminolevulinic acid), is an extremely versatile treatment modality which may be used for the detection and/or treatment of a variety of conditions. When delivered to target tissues, Levulan(R) is taken up and converted by fast growing cells into protoporphyrin IX, a potent photosensitizer, which can be activated by an appropriate light source. In addition to dermatological applications, early clinical


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studies have shown that  Levulan(R)  with PDT can be an effective  treatment for
Barrett's esophagus, and bladder, colorectal, brain, lung, oral and esophageal cancer.

       DUSA has increased expenditures on the Barrett's esophagus dysplasia studies, as patient accrual proceeded at a faster rate than had previously been expected. DUSA expects to receive preliminary results from trials in early-stage and late-stage dysplasia during the first half of this year, after which, a development and marketing partner will be sought out for this important indication. Depending on the success of the studies, a late-2003 NDA filing could be made.

       Diomed supplies lasers to DUSA for the Phase I and II studies of the efficacy of Levulan(R) in the treatment of Barrett's esophagus and various cancers. In addition, DUSA is using the Company's fiber in the Barrett's trials. DUSA is currently exploring strategic alternatives, similar to the agreement made with Schering AG for the treatment of actinic keratoses, to advance development of cancer treatments with Levulan(R).

       D. QLT INC., ("QLT")

       QLT is a developer of pharmaceutical products for use in PDT. QLT's platform includes applications for ophthalmology, autoimmune and cardiovascular disease. QLT is using the Company's lasers in the clinical trials for verteporfin for the treatment of arterial restenosis and non-melanoma skin cancer lesions.

       Approximately one million new cases of non-melanoma skin cancer are diagnosed in North America each year, from which an estimated 50,000 patients will develop multiple non-melanoma skin cancers. QLT and Novartis agreed to co-develop PDT with verteporfin to treat non-melanoma skin cancer, including BCNS (a genetic disorder affecting 5,000 people in the U.S.), basal cell and squamous cell carcinoma. Novartis would fund development costs up to CDN$15 million, with profits and development costs over that amount to be shared 50:50 between the companies.

       Phase II results showed that verterporfin achieved high response rates with excellent cosmetic outcomes. 54 patients, representing a collective total of 421 tumors, took part in the study. After injection, the patients were randomized to exposure to one of three different light doses. The group of patients exposed to the highest light dose had the best response rate with 98 percent of the assessed tumors showing a complete clinical response six months after initial treatment. Verteporfin may prove to offer advantages over traditional therapies as it has the


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ability  to treat  multiple  tumors  simultaneously  with a very  good  cosmetic outcome. A Phase III program is expected to begin in early 2002.

       Of the more than one million North Americans who undergo angioplasty each year, roughly half will experience arterial restenosis, a re-closing of the blood vessels, within 6 months of the procedure. QLT has partnered with vascular disease management specialist, Medtronic AVE Inc., to develop a therapeutic system to reduce the occurrence of this potentially life-threatening condition. QLT is hopeful that the PDT-based treatment will improve upon the limited success that current treatment options have had. The restenosis prevention program is currently in pilot testing, however, given the early-stage testing, a product would not be on the market until 2005.


       2. EVLT

       The Company has developed a minimally invasive laser procedure for the treatment of varicose veins caused by greater saphenous vein reflux.

       It has been reported that venous reflux disease affects an estimated 80 million people in the U.S., of which approximately 25 million exhibit symptoms. An estimated 5 percent, or 1.2 million, of these symptomatic patients seek treatment for the disease each year. It is estimated that annually, 1 million patients worldwide undergo vein stripping and ligation to treat the disease. Moreover, approximately 40 percent of those offered this surgical procedure elect a less traumatic treatment. In the U.S., there are approximately 1,500 surgeons and 700 phlebologists active in the treatment of vein disease. In addition, there are over 2,600 professionals in Europe treating the condition.

       Veins are tubes designed with a series of one-way valves that are structured to prevent blood from flowing any other way than forwards towards the heart. When, for any of a number of reasons, a valve becomes incompetent, and allows a back-flow of blood, the vein becomes distended, its walls stretch and sag, allowing the vein to swell in that region into a miniature balloon. This is known as variscosity. The most common factors for spider and varicose veins are heredity, pregnancy, and hormones, along with prolonged standing, leg injury, sedentary lifestyle, obesity and hot weather.

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       Variscosity  is  not  merely  a  cosmetic  problem.  A  possible  serious consequence of varicose veins can be the development of phlebitis, inflammation of the vein. According to some researchers, varicose veins do not appear until there has been an incident of deep vein thrombosis, the presence of a blood clot caused by the sluggish movement of blood.

       In addition to the negative impact on one's self image associated symptoms of varicose and spider veins can include aching, throbbing, fatigue, itching, burning, a restless feeling in the legs and cramping. As many patients are unaware that non-surgical remedies are available, they simply resign themselves to their discomfort and altered lifestyle. The advent of a minimally invasive and less costly procedure is expected to yield strong growth in demand for treatment.

       Vein stripping, the most common procedure used to fix the underlying causes of the disease, is a surgical procedure that requires an overnight hospital stay, a recovery period of six to eight weeks, and possibly post-op scarring from incisions and post-op infections. In contrast, EVLT is a 45 minute procedure per leg that can be performed in a physician's office, under local anesthesia and ultrasound technology, is less costly, has a quick recovery period, reduced pain and minimal scarring. In an EVLT treatment, the area of the leg affected is anesthetized locally and a thin laser fiber is inserted into the abnormal vein, delivering the laser energy in short pulses. At the end of the procedure, the fiber is withdrawn and a compression bandage is applied and worn up to three days. In addition, a compression stocking is worn for seven days. Patients can resume their normal routine, barring vigorous physical activities, directly after receiving the laser treatment.

       EVLT has a 97 percent success rate based on IDE clinical trials for the FDA. Using a needle, a small laser fiber is inserted into the damaged vein. The fiber delivers pulsed laser light causing the vein to collapse and seal shut. EVLT is an alternative method to stripping the vein, a more expensive and lengthy surgical procedure involving incisions in the groin and lower leg, general anesthesia, prolonged recovery and scarring.

       Diomed is the first clinical solution provider with FDA and CE Mark approval for EVLT in the U.S. and Europe. The Company is focused on providing one-stop shopping to the end-user, with the patented 810nm diode laser, disposable kit containing the soon-to-be patented EVLT fiber, training and marketing campaign through summerlegs.com. Management expects that the early lead on the competition, which has been estimated at 9 months, in conjunction with


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the  Company's  ability to provide the one-stop  shopping  model,  positions the
Company as a future leader in the treatment of varicose veins.

       3. DISPOSABLES

       In an effort to provide physicians with the compete solution, the Company has leveraged its technical position in the diode laser market to play a role in the disposables market. Both PDT and EVLT require fiber as part of the procedure and thus the ability to supply patented fiber is expected to enhance the Company's strategic position. Moreover, as the sales of fibers recur long after the initial sale of the laser, the profit potential to the Company is substantial.

       For the surgical and aesthetic markets, Diomed has designed and developed flat-end and sculpted-end fibers and is currently seeking to patent an optical fiber for EVLT. The Company has also developed diffusing re-useable and single-use cylindrical optical fibers and micro-lens fibers for use in PDT.

       In April 2000, the Company agreed to acquire the fiber optics business of QLT PhotoTherapeutics, Inc. ("QLT"). As a result, the Company is the sole supplier of the Optiguide(TM) fiber in connection with approved photofrin(R) procedures. The Optiguide(TM) optical diffuser fiber is a light delivery system consisting of a core silica optical fiber, a proximal SMA-type connector and a distal light diffusing tip. The fiber is designed to distribute light energy uniformly over the specified length of the diffuser tip and is intended for use with Diomed(R), Coherent(R) and Laserscope(R) PDT lasers. As the utilization of Photofrin(R) increases, through FDA approvals and off-label usage, the number of Optiguide(TM) fibers sold by the Company is expected to increase. Importantly, this disposable can only be used once per procedure and therefore, the sales of these fibers are recurring.

       Management is focused on leveraging the Company's technological position in an effort to provide the complete solution for EVLT. In addition to the laser, this solution to varicose vein treatment requires a disposable kit. The most significant component to the kit is the fiber, which the Company is currently in the process of patenting. As is the case with PDT, the fiber can only be used once and therefore represents a substantial recurring revenue stream to the Company.

       In November 2000, Diomed launched FibersDirect.com ("FibersDirect"), an e-commerce and marketing conduit for the distribution of laser fibers and other delivery system accessories


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worldwide for clinical applications. By shortening the supply chain and removing the distribution networks, the Company believes FibersDirect will reduce costs for both fiber manufacturers and end-users and create a reliable delivery system based on inventoried supplies. Insofar as capital equipment manufacturers
generally  do  not  have  the  focus  and  dedicated   infrastructure   to  sell
accessories, such as laser fibers, FibersDirect is expected to fill this need.

       In addition to fibers, the Company provides end-users with the accessories necessary to perform the procedure. Accessories include a distributor, which is a splitter used for connecting the fiber to the laser, a stripper, the tool used for preparing the end of the fiber and various specialty handpieces and coolers. The Company also provides the end-user with optical filters, safety goggles and other miscellaneous items.


       4. OTHER SURGICAL APPLICATIONS

       The  Company  has  developed  a  versatile  and  precise  diode laser for minimally invasive and haemostatic treatment solutions for nasal, oro-pharyngeal, laryngeal and otology procedures. The laser energy, which is delivered by a flexible optical fiber, can be used at different powers and modes to achieve distinct and highly controllable tissue effects, while maintaining compatibility with endoscopic instrumentation.

       A new therapy for breast cancer combines magnetic resonance imaging with a laser-delivery system that may enable physicians to destroy malignant tumors without traditionally invasive surgery. Researchers at the University of Arkansas for Medical Sciences are currently conducting clinical trials using a 25 Watt 805nm diode laser system manufactured by the Company.

       Early clinical results show similar efficacy to the more traditional lumpectomy, however, as it is minimally-invasive, and can be performed on an outpatient basis in less than two hours, it would be a much more desirable treatment.

       A number of the Company's lasers are utilized by hospitals to cut, coagulate and vaporize tissue. The fax-sized laser is so portable that it can literally be carried out of the Endoscopy unit to the Imaging department to be used by radiologists to treat cancers.

       Diomed manufactures surgical lasers for Olympus in Japan on an OEM basis. The Company has received regulatory approval for 15, 30 and 60 Watt lasers. Given the long

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Japanese  regulatory approval process and the Company's strong relationship with
Olympus, management anticipates the alliance will continue to grow, as evidenced by ongoing projects to develop new products.


E.  COMPETITION

       The Company faces competitive pressures from traditional manufacturers of YAG lasers and other producers of diode laser systems that have greater financial resources and more established products. However, the supply of lasers and fibers to the PDT market is limited to only four manufacturers: Diomed, Coherent Medical, LaserScope and Biolitec. Of the four suppliers, only Diomed manufactures the diode lasers to be used in all future PDT treatments. Further, Biolitec has positioned itself as a drug company, and not as a partner to PDT companies, and LaserScope does not offer diode technology, limiting the application of its products due to cost and maintenance limitations. Coherent Medical does not appear focused on the PDT applications for cancer.

       In addition, the Company exclusively supplies fiber delivery devices, via patent licensing and supply agreements. Management believes that the ability to supply one-stop support with devices, disposables and services makes the Company a more attractive partner than its competitors. As the PDT market is expected to increase in size over the next several years, other medical device companies seeking to absorb the excess profits will look to enter the field. However, given the barriers to entry, most notably the regulatory approval of each treatment as a modality, management believes the Company will likely be able to protect its early-mover advantage.

       In discussing the competitive landscape for Diomed's products and services, consideration must be given to the position of PDT within the entire cancer therapy market. PDT treatments for cancer will require a change in the medical professions' mindset from the traditional and financially lucrative treatments, including surgery, chemotherapy and radiation. Also, there is no long-term safety and efficacy data available, as most PDT cancer treatments


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currently  being  developed are still in clinical  trials.  As a result,  cancer patients may be more likely to choose proven traditional forms of treatment to extend their lives.

       In addition, there are currently thousands of researchers searching for the elusive cure for cancer, including genomic companies that have succeeded in mapping the entire gene component of the human body. The success of alternative treatments could potentially have a negative impact on the entire PDT sector and hurt the Company's growth prospects.

       Insofar as varicose veins affect a large percentage of the population, the creation of a minimally invasive procedure with significant advantages over existing alternative treatments, will likely lead to intense competition. The Company expects to face competitive threats from Dornier, Biolitec, Lumenis and others, however, with the FDA and CE Mark approval, Diomed believes that it is at least 9 months ahead of the competition.

       There are a number of competing treatments to EVLT. Ligation and stripping is a surgical procedure performed under general anesthesia, and involves closing off and removing faulty veins. The procedure involves the usual operative risks and costs and recovery could take 4-8 weeks. Sclerotherapy involves the injection of a special chemical into the vein causing it to become inflamed and close up. This procedure may have only temporary success and is not very useful for larger veins. Ambulatory phlebectomy is a surgical procedure usually performed under local or regional anesthesia, in which multiple small incisions are made along a surface vein and it is "fished out" of the leg using surgical hooks or forceps. This method treats the visible surface vessels, not the Greater Saphenous vein that is often the underlying cause of the problem. VNUS Closure(R) involves energy supplied by a radio-frequency generator delivered by a special bi-polar probe. The treatment has enjoyed success, however, has limitations as to the size of the vein that can be treated.

       Given the financial resources of its competitors, the establishment of an efficient distribution system and effective marketing strategy will be essential to compliment the Company's leading technical position.

F. EMPLOYEES

       As of December 31, 2001 the Company employed a total of 49 full-time employees, with 7 employees in marketing and sales, 6 employees in research and development, 16 employees in


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manufacturing,  4 employees in regulatory  and quality  control,  3 employees in
service,   and  13  employees  in  general  and   administrative.   General  and
administrative includes finance, information technology, human resources, order processing and management. Forty employees are based at Diomed Ltd, the Company's wholly-owned subsidiary in Cambridge, England, where manufacturing, international sales and the bulk of marketing operations are conducted. In the U.S., there are nine employees, including seven at the Company's headquarters in Andover, MA, where the Senior Management team is based, and two employees for sales and service management based in other strategic locations.


G. MANAGEMENT AND BOARD OF DIRECTORS

       1. SENIOR MANAGEMENT TEAM

      The Company's senior management team has medical and scientific experience in the medical device business, including design, product development and sales and marketing.

       PETER KLEIN, EXECUTIVE DIRECTOR, GROUP CHIEF EXECUTIVE OFFICER: Mr. Klein is originally from Germany and studied Electronic Engineering at the Robert Bosch School. He relocated to the United States over eight years ago. He has spent the last sixteen years in the medical image processing business as founder, president and co-chairman of Tomtec Imaging Systems and more recently as president and chief executive officer of Medison America, Inc., a subsidiary of the Korean Group Medison, where he led a number of corporate restructuring transactions. Mr. Klein has served as the president and chief executive officer of Diomed, Inc. since June 1999.

       KEVIN STEARN, GENERAL MANAGER, DIOMED LIMITED: Mr. Stearn initially joined Diomed, Inc. in March 2000. He is an experienced and successful general manager, having spent over ten years with a medical diagnostic manufacturer, joining the company in its early start-up phase and helping it grow rapidly to a workforce of over 700 people, with a 30-fold increase in production. Mr. Stearn has managed FDA inspections.

       CHARLES T. HOEPPER CPA, CFO: Mr. Hoepper joined Diomed, Inc. in November 2000. Mr. Hoepper is an experienced financial executive who, prior to joining Diomed, Inc. had served as the chief financial officer of small and medium businesses in service and distribution and


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telecommunications industries. Mr. Hoepper is a certified public accountant, and has an undergraduate degree from the University of Illinois, and an MBA from St. John's University.

       WADE FOX, VICE PRESIDENT MARKETING & SALES, has over 20 years of experience in the field of marketing and sales for the medical devices industry. Mr. Fox has been in charge of the marketing/sales efforts at companies such as Bard and Bristol Myers and specialized in the minimally invasive market while at Smith & Nephew. Mr. Fox was the Director of Business Development at Baxter International, responsible for creating new product offerings. Most recently, he was the Global Director for the Artificial Heart Program at Abiomed. He received his undergraduate degree from North Carolina and his MBA from Wake Forest University.

       MIKE IRVINE, Ph.D., has a degree in chemistry involving the design and construction of a laser system for studying fast photochemical reactions in porphyrin-like molecules. Mr. Irvine moved to industry and began focusing on the development of measurement techniques and sensor technologies involving optical fibers. For the last 15 years, Mr. Irvine has been working in the medical devices industry where he managed a team of scientists and engineers in the development of single-use, sterile, invasive optical fiber sensors and the associated electro-medical monitoring equipment.


       2. BOARD OF DIRECTORS

       The Company's Board of Directors includes James Arkoosh, Sam Belzberg, Geoffrey Jenkins, Peter Norris and Peter Kline.

       JAMES ARKOOSH, NON-EXECUTIVE CHAIRMAN, is the Chief Operating Officer and Chief Financial Officer of Verus International Group Limited (VIGL), a merchant bank focused on the globalization of technology. Mr. Arkoosh is a licensed attorney and certified public accountant with over 20 years of experience with the international services group of KPMG LLP. Mr. Arkoosh is the former Chairman of the California Council for International Trade, former Vice Chairman for the Asia Pacific Council of American Chambers of Commerce and a former director or officer with several other trade groups including the China Relations Council, the Japan America Society and the World Trade Club. He is a graduate of the University of Washington Business and Law Schools.

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       SAM BELZBERG, Non-Executive Director, is the President of Gibralt Capital
Corporation, a Canadian private investment firm, which, through its affiliates, has an equity interest in several private and public operating companies, as well as significant real estate holdings. Prior to 1991, Mr. Belzberg was Chairman and Chief Executive Officer of First City Financial Corporation Ltd., a CDN$7 billion full-service financial institution he founded. Mr. Belzberg is a Director of Westminster Capital, Inc., of Los Angeles, California, Metromedia Asia Corporation of New York, e-Sim Ltd., of Jerusalem, Israel, Versaware Technologies Ltd., of Jerusalem, Israel and Bar Equipment Corporation of America of Commerce, California. Mr. Belzberg was awarded the Order of Canada in 1989 and the Governor General of Canada Award in 1992.

       GEOFFREY JENKINS, Non-Executive Director, has over 25 years of experience in building consumer and professional healthcare companies and is the founder and President of UV-Solutions, LLC, a product development company. Prior to founding UV-Solutions, he held the positions of Chief Operating Officer and then President of MDI Instruments before it was acquired by Becton Dickinson in January 1999. MDI developed and marketed diagnostic devices for the healthcare market. From 1984 through 1996, Mr. Jenkins held several positions with MediSense, Inc., an international developer, manufacture, and marketer of medical and consumer diagnostics. During his tenure, MediSense grew from a start-up to a public company with over $350 million in revenues. From 1981 to 1984, he was Director of Product Development for Sontek Industries, Inc., a medical device company specializing in respiratory products. Mr. Jenkins holds a BS and BA from Clarkson University.

       PETER NORRIS, DIRECTOR, has had more than twenty-four years of international corporate finance experience spanning Europe, the Americas and Southeast Asia. Between 1976 and 1984 and from 1987 to 1995 he worked with Barings, the investment bank now part of ING, and from 1984 to 1987 with Goldman Sachs. In 1995, he started a private equity and corporate finance advisory business. Mr. Norris is retained by businesses in the media, technology, Internet, fashion, consumer goods and industrial sectors and is affiliated with university research commercialization program in the United Kingdom.

       In March, 1998, Mr. Norris settled without contesting an action brought by the Department of Trade and Industry of the UK against himself and 9 other former directors and officers of the Barings Investment Banking Group in connection with its collapse following the


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discovery in its Singapore  operations of a substantial  trading fraud. Prior to the collapse Mr. Norris had been the Chief Executive Officer of that Group. Under the terms of the settlement, Mr. Norris accepted a four-year ban, ending March 2002, from acting as a director of a company in the United Kingdom without Court permission.


IV.    ECONOMIC CONDITIONS AT THE TIME OF VALUATION


       The economics of a business and the market within it operates, are directly tied to the general state and trend of the world economy and thus general economic factors have been considered in the evaluation of the Company.

       Following a decade of unprecedented expansion, the U.S. economy slipped into recession in March, 2001, led by a manufacturing sector burdened by excess capacity and inventory. Capital spending deteriorated as the economy attempted to digest the 10.5 percent annual surge in real business investment from 1993-2000. The U.S. Department of Commerce reported a 1.3 percent annual decline in real Gross Domestic Product ("GDP") in the third quarter of 2001. The consensus estimate is for a similar decline in the fourth quarter, although the commerce department has initially reoprted GDP growth of 0.2 percent in the latest quarter. Generally speaking, however, the second and third estimates for GDP growth are less favorable than the initial estimate. Despite some forecasts for a recovery in the latter part of 2002, visibility remains weak as the unemployment rate, currently at 5.6 percent, is relatively high, and as business investment remains weak. It is too early to gauge the effect of the reduction in the benchmark overnight bank lending rate by 4.75 percent last year to a 40-year low.

       Given the prospects for a gradual, rather than a "v-shaped" recovery, corporate profits could remain under intense pressure. Third quarter pretax profits of non-financial corporations plunged 25.6 percent year over year, driving margins to 20-year lows. Despite two consecutive annual declines in the Standard & Poor's Composite Index of 500 large firms, the price-to-


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================================================================================

earnings ratio of the composite is 2.4 times the projected five year growth rates for profits, the highest level in the last 20 years. Such trends would suggest continued pressure on equity valuations.



       The following table represents the simple return of the S&P 500 and Dow Jones Industrial Average over the last two years:


                               [GRAPHIC OMITTED]


       Declining profits and cash flows, in conjunction with the inability to access the capital markets led to a 10.2 percent default rate in the speculative grade market in 2001, tying the record set during the recession of 1991. The investment grade sector was not immune from the slowdown as 60 companies were downgraded to "junk" status last year, up from 32 in 2000. Between 1993-1997, corporate credit rating upgrades comprised 54 percent of all rating changes.

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In 2001,  rating upgrades of  non-financial  companies  constituted just over 20 percent of all rating actions.

       Exacerbating the ratings pressure has been a concerted effort by most banks to clean up their balance sheets and become increasingly credit-risk averse. During the great credit crunch of the early 1990s, commercial and industrial loans sank nearly 9 percent as banks increased their treasury holdings. Similarly, since the recession began in March 2001, bank holdings of U.S. government securities have increased 9.4 percent while business loans have declined 5.9 percent.

       Commenting in early 2002, the Chairman of the Federal Reserve Bank, Alan Greenspan, suggested that the U.S. economy is beginning to show signs of growth and that a reduction in business inventories may produce a significant increase in income and spending. Mr. Greenspan cautioned the optimists suggesting that there is a "significant risk" that an economic rebound may falter. According to Mr. Greenspan, "it is premature to conclude that the forces restraining economic activity here and abroad have abated enough to allow a steady recovery to take hold."

       Looking ahead to 2002 and beyond, both the steep yield curve and relatively low borrowing costs could signal the beginning of an economic recovery. The following exhibit compares the current yield curve to the December 1999 curve:

                               [GRAPHIC OMITTED]

       As evidenced by recent orders data, companies have begun boosting spending in an effort to replenish depleted inventories. While government spending will likely continue, the focus


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will be on  whether  the  consumer  will stay the course  long  enough to revive business investment. Recent data from the University of Michigan would seem to support this view as consumer confidence rose in January 2002, to the highest level in the last 12 months. While the rising unemployment level and resultant income losses will keep consumer spending in check, the negligible inflation level, falling energy prices and increased purchasing power brought about by lower interest rates will help offset this decline.

       A weak economy has a number of impacts on the growth prospects of the Company. From a capital standpoint, raising equity is more difficult due to the tightness in the capital markets. It is reported that management is anticipating a Merger with a Public Entity and a concurrent $10 million financing which will enhance the Company's liquidity position. Weakness in consumer spending should have minimal impact on the Company as PDT is a reimbursable procedure and management expects EVLT to become reimbursable as well. Accordingly, the emerging PDT market will likely remain unscathed during a protracted downturn, however, note that research and development expenditures that are essential for the growth of the technology may be curtailed.


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V. PROJECTED FINANCIAL PERFORMANCE OF DIOMED, INC.

       Management has provided U.S. with historical financial statements, as well as pro forma projected financial statements for 2002 and 2003. Table I represents the historical income statement of the Company for the last three years.

       Through conversations with management and the analysis of industry and competitor research reports, we have conservatively forecasted pro forma financial statements from 2004 through 2006. More specifically, we have taken into consideration management projections for market growth and penetration, as well as anticipated product and service pricing and margins. Our projections were developed by means of a "top-down" approach, as we estimated future sales based on the anticipated growth rate and penetration in each of the Company's markets and subtracted the expenses necessary to support this future growth.

       While we attempted to forecast the future prospects of the Company, it should be emphasized that forecasting the future is at best a difficult and tenuous process. There will undoubtedly be disparities between the projected figures and actual results of the Company, insofar as events and circumstances frequently do not occur as expected.

       As the Company is involved in early-stage markets, we took a conservative approach in our forecasting. Given the uncertainties surrounding clinical studies, our projections for the Company's PDT segment incorporate only those applications that have either existing or imminent approval. In addition, we assumed a slow and steady gain in market share for EVLT, rather than the exponential growth some are expecting. Top-line growth rates in the disposables and services segments were correlated with the expected growth rate in the device segment.

       Expenses such as cost of goods sold, SG&A and research and development were estimated based on the Company's projections and an analysis of competitor's cost structures. After adjusting gross margin for recurring expenses, we calculated the Company's expected net income for the next 5 years.

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================================================================================

VI. DISCOUNTED CASH FLOW ANALYSIS

       As the Company is in the beginning stages of development, a DCF analysis reflects the significant cash flow generation that is expected in the coming years. The underlying theme behind this valuation methodology is that the intrinsic economic value of an enterprise is derived from the amount and timing of future free cash flows, defined as, internally generated cash flow not required for operations or for reinvestment. The premise behind the methodology is that the analysis of cash flow is more valid than studying book or accounting profits. The drawback to the model is its sensitivity to certain assumptions.

       Free cash flow is derived by taking net income after taxes and adding back non-recurring items, interest expense, depreciation and amortization expense and increases in working capital requirements. Our model suggests the Company will grow free cash flow through improved operating performance and increased fundamental strength, in conjunction with growth in its respective markets.

       To calculate the present economic value of a business, the future free cash flows are discounted back. An interest rate factor, which best reflects the Company's risk profile and the future rate of return expected from this profile is determined and used to discount the cash flows. The summation of these discounted values will determine the fair market value of the Company.


A. PROJECTED FREE CASH FLOWS

       The assumptions for market growth and penetration, and the average selling prices of the Company's products and services determined the projected revenues of the Company. We anticipated revenues growing from $18.1 million in 2002 to $96.1 million in year 2006. The data underlying the revenue projections are provided in Table II.

       After adjusting net income for the above-mentioned items, net free cash flows were calculated. For the forecast period, we projected net free cash flows to grow from negative $3.0 million in year one to $16.6 million in year six.


B. DISCOUNTED CASH FLOW ANALYSIS

       The free cash flows from each of the forecast years and the terminal free cash flow were discounted to present value via a discount rate. The discount rate was chosen on the basis of the


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cost of capital  appropriate  to the  investment's  risk  profile and the return investors require for bearing such risk. We used certain empirical risk studies based on various stages of business development and have determined that the projected free cash flows of the Company are most appropriately analyzed and valued with a discount rate of 25 percent. We believe this rate reflects both regulatory risk and the considerable time to approval of certain applications. We have also performed a sensitivity analysis to measure the effect of a shift in the rate to 30 percent, the typical rate used in the evaluation of developmental stage companies that have yet to sell product.

       Based on the projected free cash flows during the forecast period and a 25 percent discount rate, the present value of the discounted free cash flow of Diomed as of December 31, 2001, for next five years, approximates $11.7 million.

       In order to calculate the terminal value of the free cash flows for the period beyond year 2006, we assigned a terminal multiple of 12x 2006 earnings before interest expense and taxes, a conservative assumption relative to the forecast of 25.6 percent earnings growth in the terminal year. We arrived at a discounted terminal value of $129.8 million, reflecting the value of the Company's free cash flows after 2006, as of December 31, 2001. After adding the discounted free cash flows for the forecast period and the present value of the terminal cash flows, we arrived at a fair market value of the Company of $141.6 million.

       The following matrix represents a sensitivity analysis for the valuation of the Company using different discount rate and terminal multiple assumptions:


      ---------------------------------------------------------------------
        EXHIBIT IV: VALUATION MATRIX
      ---------------------------------------------------------------------
                                                Terminal Multiple

                                  |    10.0      12.0      14.0      15.0
      ----------------------------+----------------------------------------
        Discount Rate       23%   |    $133      $157      $181      $193
                            25%   |    $120      $142      $163      $174
                            30%   |    $99       $116      $134      $143


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Diomed, Inc. Fair Market Valuation at December 31, 2001                       29
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       Table II following  presents  Diomed's  projected free cash flows for the forecasted and terminal periods, and the net present value of these cash flows as of December 31, 2001.

--------------------------------------------------------------------------------
                                    Table II

                                  Diomed, Inc.
                         Discounted Cash Flow Analysis
================================================================================

Total Revenues                $18.1      $31.6      $71.4      $82.4      $96.1
Cost of Goods Sold             $7.5      $13.1      $25.0      $27.2      $28.8
--------------------------------------------------------------------------------
Gross Margin                  $10.6      $18.5      $46.4      $55.2      $67.3

SG&A/Marketing/
  Commissions/Bonus            $5.5       $7.4      $16.0      $18.5      $22.0
R&D                            $1.1       $2.6       $6.4       $7.4       $8.7
Dep & Amort                    $0.9       $0.5       $0.7       $1.0       $1.3
Other                          $1.0       $1.2       $1.6       $2.0       $2.3
--------------------------------------------------------------------------------
Total Operating Expense        $8.5      $11.8      $24.7      $28.9      $34.3

Operating Income               $2.1       $6.7      $21.7      $26.3      $33.0

Interest Expense               $0.0       $0.0       $0.0       $0.0       $0.0

Profit Before Taxes            $2.0       $6.7      $21.7      $26.3      $33.0

Taxes @ 40%                    $0.8       $2.7       $8.7      $10.5      $13.2

Profit After Tax               $1.2       $4.0      $13.0      $15.8      $19.8


Net Income                     $1.2       $4.0      $13.0      $15.8      $19.8
Plus:
Depreciation & Amortization    $0.9       $0.5       $0.7       $1.0       $1.3
Interest Expense               $0.0       $0.0       $0.0       $0.0       $0.0
=                              $2.1       $4.6      $13.7      $16.8      $21.1
Less:
Increase in Working
  Capital Requirements         $4.3       $5.9       $4.0       $4.0       $4.0
Capital Expenditures           $0.8       $0.3       $0.5       $0.5       $0.5

Free Cash Flow                -$3.0      -$1.6       $9.2      $12.3      $16.6

Discount Rate                  25.0%      25.0%      25.0%      25.0%      25.0%
Discount Rate Factor          0.800      0.640      0.512      0.409      0.327
--------------------------------------------------------------------------------
Present Value of
  Free Cash Flows             -$2.4        -$1         $5         $5       $5.4

Present Value of Operating Cash Flows 2002-2006                           $11.7

Terminal Multiple off 2006 EBIT                                             12
Terminal Value                                                            $396.5
Present Value, Terminal Capitalized Value                                 $129.8

===========================================================             ========
FAIR MARKET VALUE OF DIOMED, INC. AS OF DECEMBER 31, 2001                 $141.6
===========================================================             ========
--------------------------------------------------------------------------------

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VII.  MARKET ANALYSIS

      The comparable valuation approach attempts to define a value for a private firm based on comparable public values of companies in the same industry. The multiples of the public companies give an appraiser guidance regarding reasonable multiples for the private company. For instance, if the public companies traded at a median price/earnings multiple of 12, and the private company was viewed as a similar investment risk, it would be reasonable to select a price/earnings multiple of 12 for the private company as well.

      The price to earnings ratio is a significant determinant of value as it reflects the expectations of market participants. The ratio represents the consensus of the marketplace as to the worth of a security, based on the rational and informed decisions made by investors.

      We have calculated the ratio of market capitalization to 2004 earnings for five comparable firms as follows:


--------------------------------------------------------------------------------
EXHIBIT V: COMPARABLE ANALYSIS
--------------------------------------------------------------------------------

                     |      MARKET            2004E             MARKET
COMPANY              |  CAPITALIZATION      EARNINGS     CAPITALIZATION/EARNINGS
=====================+==========================================================
Biolase Technology   |      $111.8           $11.4                9.9
Biolitec AG          |       E77.1            E6.5               11.8
Candela Corp         |        42.8             4.0               10.6
Curon Medical Inc    |        86.4             9.6                9.0
Lumenis Ltd          |       722.1           117.8                6.1
---------------------+----------------------------------------------------------
Median               |                                            9.9
---------------------+----------------------------------------------------------
Diomed               |      $108.9           $13.0                8.4
================================================================================

Source:  Yahoo, IBES, CIBC World Markets
If 2004 was not available, we took the'03 estimate and grew it by the long term growth rate
Market Cap of Equity at 12/31/01

       The ratio of market capitalization to 2004 projected earnings yielded a median multiple of 9.9. To be conservative, we have taken a 15 percent discount off the 9.9 multiple and have valued the Company at 8.4x the forecasted 2004 earnings of $13.0 million. Based on the projected net income of $13.0 million in 2004, we arrived at an equity value of $108.9 million, which represents the low range for our valuation of the Company.

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VIII.  CONCLUSION

       After careful consideration of all relevant data, including the growth potential of the Company's products and markets, the forecasted revenue and free cash flow growth, and public valuations of its closest comparables, it is our professional judgment, in conclusion, that the fair market value of Diomed, Inc. as of December 31, 2001 is between $108.9 and $141.6 million.



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--------------------------------------------------------------------------------
                                     TABLE I

                                  DIOMED, INC.
                           HISTORICAL INCOME STATEMENT

                                                               Years ended                   Nine months ended
                                                               December 31,                    September 30,
                                                                (audited)                       (unaudited)
                                                        --------------------------   ------------------------------
Statements of operations data                           1998     1999       2000         2000      2001      2001
(in thousands, except share data)                                                                          proforma
-------------------------------------------------------------------------------------------------------------------
Revenue..............................................  $9,312    $6,751     $9,425       $5,462    $6,428    $6,434
Cost of revenue......................................   5,179     6,706      7,415        4,767     4,952     4,952
                                                     --------  --------   --------       ----------------   -------
Gross profit (loss)..................................   4,133        45      2,010          695     1,476     1,482
                                                     --------  --------   --------       ----------------   -------
Operating expenses:
  Research and development...........................   1,374     1,573      1,271          846     1,009     1,009
  Selling and marketing..............................   1,929     2,136      1,647        1,136     1,873     1,873
  General and administrative.........................   2,578     2,116      2,229        1,395     1,936     1,976
  Impairment of goodwill.............................      --    1,586(1)       --           --        --        --
                                                     --------  --------   --------     ------------------   -------
   Total operating expenses..........................   5,881     7,411      5,147        3,377     4,818     4,858
                                                     --------  --------   --------     ------------------   -------
Income (loss) from operations........................  (1,748)   (7,366)    (3,137)      (2,682)   (3,342)   (3,376)
Interest expense, net................................      61       125        339          232     2,879(2)  2,881
                                                     --------  --------   --------     ------------------   -------
Net income (loss) from operations....................  (1,809)   (7,491)    (3,476)      (2,914)   (6,221)   (6,257)
                                                     --------  --------   --------     ------------------   -------
Value ascribed to call option                              --        --         --           --     423(2)      423

Net income (loss).................................... $(1,809)  $(7,491)   $(3,476)     $(2,914)  $(6,644)   (6,680)
                                                      =======   =======    =======      =======   =======    ======
Net income (loss) per share:
  Basic and diluted..................................  $(0.70)  $ (2.34)   $( 0.82)     $ (0.71)   $(0.83)   $(0.24)
                                                      =======   =======    =======      =======   =======    ======
Weighted average number of common shares
 outstanding used in per share calculations:
  Basic and diluted..................................   2,597     3,197      4,246        4,081     8,004   27,654
                                                      =======   =======    =======      =======   =======   ======

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--------------------------------------------------------------------------------
                                   TABLE III

                                  DIOMED, INC.
                                 REVENUE MODEL
================================================================================
                                             2002   2003   2004    2005    2006
DEVICES (ALL UNITS IN THOUSANDS
UNLESS OTHERWISE NOTED)
================================================================================
EVLT - U.S.
Total # of people suffering from
  venous reflux in U.S. (independent         80.0   80.0   80.0    80.0    80.0
  research report) (millions):
% that will seek any of the alternative
  treatments (Based on independent
  research report and projected growth        1.5%   1.8%   2.0%    2.3%    2.6%
  given new minimally invasive
  alternative);
--------------------------------------------------------------------------------
Total # of people seeking treatment for
  varicose veins in U.S. (millions):          1.2    1.4    1.6     1.8     2.1
--------------------------------------------------------------------------------
Estimate of % that will seek EVLT treatment:  1.0%   2.6%   5.0%    7.0%    8.0%
Total # of EVLT treatmens performed:         12.0   37.4   80.0   128.8   166.4
--------------------------------------------------------------------------------
Estimate of # of people covered per machine: 35.0   50.0   60.0    70.0    80.0
Total # of EVLT laser sales:                 0.34   0.41   0.58    0.51    0.24
--------------------------------------------------------------------------------
Estimate of Diomed's Market Share in
  U.S. (Only approved device  EVLT,
  market share assumed is conservative
  and is based on the assumption of
  some off-label usage)                      60.0%  55.0%  50.0%   45.0%   35.0%
--------------------------------------------------------------------------------
Diomed EVLT New Laser Sales:                 0.21   0.22   0.29    0.23    0.08
Diomed EVLT Replacement Sales based on
  4-year machine life and 80% assumed
  re-order rate:                             0.00   0.00   0.00    0.00    0.08
--------------------------------------------------------------------------------
Diomed EVLT total unit sales, U.S.:          0.21   0.22   0.29    0.23    0.17
Price Per Unit:                              32.5   32.5   30.0    27.5    25.0
================================================================================
Diomed EVLT revenues, U.S. (millions);       $6.7   $7.3   $8.8    $6.3    $4.2
================================================================================
EVLT - INTERNATIONAL
Total # of people suffering from venous
  reflux in Europe/Other (independent
  research report) (millions):               85.8   87.5   89.3    91.1    92.9
% that will seek any of the alternative
  treatments (Based on independent
  research report and projected growth
  given new minimally invasive
  alternative):                               1.0%   1.2%   1.4%    1.6%    1.9%
--------------------------------------------------------------------------------
Total # of people seeking treatment for
  varicose veins in Europe/Other
  approved countries (millions):              0.9    1.1    1.2     1.5     1.8
--------------------------------------------------------------------------------
Estimate of % that will seek EVLT treatment   0.9%   2.5%   5.0%    7.0%    8.0%
Total # of EVLT treatmens performed:          7.7   26.3   62.5   102.0   141.2
--------------------------------------------------------------------------------
Estimate of # of people covered per machine: 35.0   50.0   60.0    70.0    80.0
Total # of EVLT laser sales:                 0.22   0.30   0.52    0.42    0.31
--------------------------------------------------------------------------------
Estimate of Diomed's Market Share in
  Europe/Other approved countries:           75.0%  65.0%  63.0%   57.0%   50.0%
--------------------------------------------------------------------------------
Diomed EVLT New Laser Sales:                 0.17   0.20   0.33    0.24    0.15
Diomed EVLT Replacement Sales based on
  4-year machine life and 80% re-order rate: 0.00   0.00   0.00    0.00    0.07
--------------------------------------------------------------------------------
Diomed EVLT total unit sales, Europe/
  Other approved countries:                  0.17   0.20   0.33    0.24    0.22
Price Per Unit:                              16.0   16.0   15.0    13.5    12.0
================================================================================
Diomed EVLT revenues, Europe/Other
  approved countries (millions):             $2.6   $3.2   $4.9    $3.2    $2.6
================================================================================
Other Surgical Laser Sales
Total # of units sold worldwide:             0.03   0.09   0.09    0.09    0.09
Price Per Unit:                              25.0   25.0   22.0    20.0    18.0
================================================================================
Diomed other surgical revenues (millions):   $0.8   $2.2   $2.0    $1.8    $1.7
================================================================================
Total EVLT/Surgical Laser Sales
Total # of units sold worldwide:             0.404  0.509  0.707  0.556   0.480
================================================================================
Diomed Total EVLT/Surgical revenues
  (millions):                                $10.2  $12.6  $15.6  $11.3    $8.5
================================================================================
--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------
                                TABLE II (CONT.)

                                  DIOMED, INC.
                                 REVENUE MODEL
================================================================================
                                             2002   2003   2004    2005    2006
PDT
Total # of people suffering from Barrett's
  Esophagus/High-grade dysplasia (U.S.,
  Europe, Canada)                            6.30   75.6   88.2   101.2   114.2
--------------------------------------------------------------------------------
% that will seek treatment from PDT with
  Levulan or PDT with Photofrin vs current
  surgical treatment:                         N/A    0.0%  10.0%   20.0%   30.0%
--------------------------------------------------------------------------------
Total that will seek treatment from PDT with
  Levulan or PDT with Photofrin:              N/A   0.000   8.8    20.2    34.3
Estimate of # of patients covered
  per machine:                                N/A    30     30      35      40
Estimate of Diomed's Market Share given
  agreements in place:                        N/A   95.0%  95.0%   90.0%   85.0%
--------------------------------------------------------------------------------
Total # of unit sales to end-users for
  treatment of Barrett's Esophagus
  (Photofrin/Levulan                          N/A   0.000  0.279  0.241   0.208
Unit sales to end-users associated with
  Photofrin for endobronchial/esophageal
  cancers                                    0.006  0.012  0.015  0.025   0.035
Unit sales associated with various clinical
  trials/off-label usage                     0.008  0.016  0.030  0.040   0.050
--------------------------------------------------------------------------------
Total Unit Sales                             0.014  0.028  0.324  0.306   0.293
Price Per Unit (Clinical Trials):             30.0   30.0   30.0   30.0    30.0
Price Per Unit (End-users):                   75.0   75.0   75.0   70.0    65.0
================================================================================
Diomed PDT laser revenues (millions):         $0.7   $1.4  $23.0  $19.8   $17.3
================================================================================

OEM
Unit Sales to Olympus                        0.035  0.080  0.100  0.125   0.150
Avg Price Per Unit:                           19.0   15.0   15.0   15.0    15.0
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Diomed OEM laser revenues (millions):         $0.7   $1.2   $1.5   $1.9    $2.3
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Diomed Total laser revenues (millions):      $11.5  $15.2  $40.1  $33.0   $28.0
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DISPOSABLES (ALL UNITS IN THOUSANDS UNLESS
  OTHERWISE NOTED)
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EVLT KIT
Total # of EVLT tremens performed (above):   19.7   63.7   142.5  230.8   307.6
# of treatments using Diomed lasers (above): 13.0   37.7    79.4  116.1   128.8
% of treatments that will use Diomed's
  disposable kit w/patented fiber:           40.0%  55.0%   60.0%  60.0%   60.0%
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Total # of Diomed EVLT Kit Sales:             7.9   35.0    85.5  138.5   184.5
Price per kit:                                285    275     260    260     260
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Diomed EVLT kit revenues (millions):         $2.2   $9.6   $22.2  $36.0   $48.0
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PDT
Estimate of total # of PDT treatments
  performed (Market research report data     10.5   20.1   37.0    68.8   126.5
  cut in half):
% that will use Diomed's disposable fiber:   22.0%  22.0%  22.0%   22.0%   22.0%
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Total # of Diomed PDT fiber Sales:            2.3    4.4    8.1    15.1    27.8
Price per fiber:                              535    535    525     505     485
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Diomed PDT revenues (millions):              $1.2   $2.4   $4.3    $7.6   $13.5
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OTHER SURGICAL/PDT
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Diomed fiber and accessory revenues for
  other surgical applications (millions):    $2.5   $3.3   $3.4    $3.5    $3.5
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Diomed total disposables revenues (millions):$6.0  $15.3  $29.9  $47.1   $65.0
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Diomed total service revenues (millions):    $0.5   $1.1   $1.4    $2.3    $3.2
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================================================================================
Diomed total revenues (millions):           $18.1  $31.6  $71.4   $82.4   $96.1
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Diomed, Inc. Fair Market Valuation at December 31, 2001                       35